Ambanc Holding Co., Inc. Announces
                 Postponement of Annual Meeting of Stockholders

AMSTERDAM, N.Y.-May 15, 2001--Ambanc Holding Co., Inc. (NASDAQ: AHCI) (the Company), the parent company of Mohawk Community Bank (the Bank), Amsterdam, New York, today announced that it was postponing its Annual Meeting of Stockholders scheduled to be held on May 18, 2001 at 10:00 a.m. at the Bank's headquarters.

The Annual Meeting will now be held on Friday, June 1, 2001, at 10:00 a.m. local time, at the Bank's headquarters located at 11 Division Street, Amsterdam, New York. The Company will continue to solicit proxies and count all proxies and other votes received up until the time polls are closed for voting at the Annual Meeting once it is convened. There will be no changes in the agenda for the Annual Meeting as stated in the Company's proxy materials mailed to all stockholders of the Company on April 18, 2001.

Ambanc Holding Co., Inc. is a unitary savings and loan holding company. The Company's primary subsidiary, Mohawk Community Bank, serves customers through seventeen upstate New York offices, located in Fulton, Montgomery, Schenectady, Saratoga, Albany, Otsego, Chenango and Schoharie counties. The Bank's deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). The Company's common stock is traded on the NASDAQ National Market, under the symbol "AHCI".



CONTACT: Ambanc Holding Co., Inc.
John M. Lisicki, 518/ 842-7200
jlisicki@mohawkcommunitybank.com